Exhibit 2.4

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 19th day of April, 2004 by and between the sellers listed on Exhibit A attached hereto (collectively the "Sellers" and individually, each a "Seller"); and the buyer listed on Exhibit B attached hereto (the "Buyer").

     WHEREAS, Sellers are the aggregate owners of Five Hundred Seventy Thousand Five Hundred Sixty Four shares (570,564) of Amalgamated Technologies, Inc.'s (the "Company") common stock, par value $0.0001 per share, which collectively represents approximately fourteen percent (14%) of the Company's outstanding common stock (the "Sellers' Common Stock").

     WHEREAS, Sellers desire to sell and Buyer desires to purchase from Sellers the Sellers' Common Stock.
     THE  PARTIES  HEREBY  AGREE  AS  FOLLOWS:

     1.     PURCHASE  AND  SALE  OF  STOCK.

     (c) Sale of Sellers' Common Stock. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, simultaneously herewith, Buyer has purchased from Sellers and Sellers have sold to Buyer the Sellers' Common Stock for the aggregate purchase price of Sixty Five Thousand Dollars (USD$65,000), to be distributed to Sellers pro rata according to the number of shares of Sellers' Common Stock being sold hereunder.

     (d) At any time and from time to time after the Closing, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

     2. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each Seller, jointly and severally, hereby represent and warrant to the Buyer that:

     (a) Sellers are the record and beneficial owner of their respective Sellers' Common Stock and have sole management power over the disposition of the Sellers' Common Stock. The Sellers' Common Stock are free and clear of any liens, claims, encumbrances, and charges.

     (b) The Sellers' Common Stock have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by Sellers except pursuant to this Agreement.

     (c) Sellers have the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder. This Agreement constitutes the valid and binding obligation of Sellers.

     3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby warrants and represents to the Sellers that:

     (a) Authority. Buyer has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

     (b) Investment Intent. Buyer is acquiring the Sellers' Common Stock for its own account for investment purposes only and not with a view to or for distributing or reselling any part thereof or interest therein, without prejudice, however, to the Buyer's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Sellers' Common Stock in compliance with applicable federal and state securities laws.

     (c) Experience of Buyer. Buyer has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Sellers' Common Stock, and has so evaluated the merits and risks of such investment.

     (d) Ability of Buyer to Bear Risk of Investment. Buyer is able to bear the economic risk of an investment in the Sellers' Common Stock and is able to afford a complete loss of such investment.

     (e) No Trading Market for Sellers' Common Stock. Buyer understands that there is currently no trading market for the Sellers' Common Stock and that a market may never develop.

     (f) Access to Information. Buyer acknowledges that it has been afforded (i) the opportunity to ask such questions as they have deemed necessary of, and to receive answers from Sellers concerning the Sellers' Common Stock and the merits and risks of investing in the Sellers' Common Stock; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable them to evaluate his investment in the Sellers' Common Stock; and (iii) the opportunity to obtain such additional information which the Sellers possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Sellers' Common Stock.

     (g) Reliance. Buyer understand and acknowledges that (i) the Sellers' Common Stock are being offered and sold to them without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act, (ii) the availability of such exemption, depends in part on, and that Sellers will rely upon the accuracy and truthfulness of, the foregoing representations and Buyer hereby consents to such reliance, and (iii) that the certificates representing the Sellers' Common Stock may bear the appropriate legend stating the restrictions on the resale and transfer of the Sellers' Common Stock.

     5.     INDEMNIFICATION.
            ---------------
     (a)     Obligation  of  Sellers  to Indemnify.  Sellers agree to indemnify,
             -------------------------------------
defend and hold harmless Buyer (and its directors, officers, employees, affiliates, stockholders, debenture holders, agents, attorneys, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' and consultants' fees and disbursements) (collectively, "Losses") based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of the Sellers contained in this Agreement or in the Exhibits hereto or (ii) breach by the Sellers of any covenant or agreement contained in this Agreement.

     (b)     Obligation  of  Buyer  to  Indemnify.  Buyer  agrees  to indemnify,
             ------------------------------------
defend and hold harmless Sellers (and its directors, officers, employees, affiliates, stockholders, agents, attorneys, successors and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of Buyer contained in this Agreement or in the Exhibits hereto or (ii) breach by Buyer of any covenant or agreement contained in this Agreement.

     (c)     Notice  and  Opportunity to Defend.  (a)  Promptly after receipt by
             ----------------------------------
any Person entitled to indemnity under this Agreement (an "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) who is or may be obligated to provide indemnification pursuant to Section 4 (a) or 4 (b) (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

     (d) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     5.     MISCELLANEOUS.

     (a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

     (b) Governing Law/Venue. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York. Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the City, County and State of New York.

     (c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     (e) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or sent by overnight delivery by a nationally recognized overnight courier upon proof of sending thereof and addressed to the party to be notified at the address indicated for such party above and on Schedule A attached hereto, or at such other address as such party may designate by written notice to the other parties.

     (f) Expenses. Each of the parties shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery, and performance of this Agreement.

     (g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Sellers and Buyer.

     (h)     Entire  Agreement.  This  Agreement represents and constitutes the  entire  agreement  and understanding between the parties with regard to the
subject  matter  contained  herein   All  prior  agreements,  understandings and
representations  are  hereby  merged  into  this  Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.


SELLERS:


/s/ Greg  Derkervorkian                  /s/  Richard  Hull
-----------------------------------      -------------------------------------
Greg  Derkervorkian                      Richard  Hull


FIRST  MARKETING  ESTABLISHMENT          MING  CAPITAL  ENTERPRISES,  LTD.


By: /s/ Adrien Ellul                 By: /s/ Marco Montanari
    -------------------------------      -------------------------------------
Name:   Adrien Ellul                 Name:  Marco Montanari
Title:  Sole Proprietor              Title: President


JENADOSA  HOLDINGS,  LTD.


By: /s/ Douglas Tufts
    -------------------------------
Name:  Douglas Tufts
Title: Director


BUYER:

TRINAD  CAPITAL  LP


By: /s/ Robert S. Ellin
    -------------------------------
Name:  Robert S. Ellin
Title: Managing Member

                                    EXHIBIT A
                                    ---------

                                                 NUMBER OF
NAME OF SELLERS                          SELLERS' COMMON STOCK SOLD
---------------------------------------  --------------------------
Greg Derkervorkian                                            4,246
1180 Avenue of the Americas, Suite 1400
New York, NY 10036
---------------------------------------
First Marketing Establishment                               200,880
19a Million City
28 Elgin Street
Central, Hong Kong, China
---------------------------------------
Richard Hull                                                 38,594
1180 Avenue of the Americas, Suite 1400
New York, NY 10036
---------------------------------------
Jenadosa Holdings, Ltd                                      200,880
The Armory Building, 2nd Floor
37 Reid St.
Hamilton, Bermuda  HM AX
---------------------------------------
Ming Capital Enterprises, Ltd.                              125,964
Shirley House
P.O. Box N7755
Nassau, Bahamas
---------------------------------------
TOTAL                                                       570,564
---------------------------------------  --------------------------

                                    EXHIBIT B
                                    ---------

                                     NUMBER  OF  SELLERS'
NAME OF BUYER                        COMMON  STOCK  PURCHASED
-----------------------------------  -----------------------------------------

Trinad Capital LP                    570,564

-----------------------------------  -----------------------------------------